UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Medallia, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:
We are pleased to invite you to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of Medallia, Inc. (“MDLA”, “Medallia” or “the Company”), to be held on May 29, 2020, at 10:30 a.m., Pacific Time. The Annual Meeting will be conducted virtually via live audio webcast. You will be able to vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MDLA2020 (please have your notice or proxy card in hand when you visit the website).
The attached Notice of Annual Meeting of Stockholders and Proxy Statement contain details of the business to be conducted at the Annual Meeting.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, we urge you to promptly vote and submit your proxy via the Internet, by phone or by mail.
On behalf of the Company’s Board of Directors, we would like to express our appreciation for your support of and interest in Medallia.

Sincerely,

Leslie Stretch	Borge Hald
Chief Executive Officer and Director	Executive Chairman of the Board of Directors

MEDALLIA, INC.
575 Market Street, Suite 1850
San Francisco, California 94105
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	May 29, 2020 at 10:30 a.m., Pacific Time

Place
The Annual Meeting will be a completely virtual audio meeting of stockholders, to be conducted via live audio webcast. You will be able to attend the Annual Meeting and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/MDLA2020.

Items of Business
•To elect three Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified, subject to their earlier death, resignation or removal.
•To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021.
•To transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

Record Date	April 3, 2020 (the “Record Date”). Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions for each of these voting options, please refer to the proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting. The Proxy Statement explains proxy voting and the matters to be voted on in more detail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 29, 2020. Our proxy materials, including the Proxy Statement and Annual Report to Stockholders, are being made available on or about April 16, 2020 at the following website: http://www.proxyvote.com, as well as on our investor relations webpage at https://investor.medallia.com in the “Financials” section under “SEC Filings.” We are providing access to our proxy materials over the Internet under the rules adopted by the U.S. Securities and Exchange Commission.

By Order of the Board of Directors

Leslie Stretch
Chief Executive Officer and Director

San Francisco, California
April 16, 2020

Your vote is important. To vote your shares, please follow the instructions in the Notice of Internet Availability of Proxy Materials, which is being mailed to you on or about April 17, 2020.

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TABLE OF CONTENTS
(Continued)

ii

MEDALLIA, INC. PROXY STATEMENT
FOR 2020 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 10:30 a.m., Pacific Time, on May 29, 2020

This proxy statement (this “Proxy Statement”) and form of proxy are being provided to you in connection with the solicitation of proxies by our board of directors for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements, adjournments or continuations thereof. The Annual Meeting will be held on May 29, 2020 at 10:30 a.m., Pacific Time, via live audio webcast at www.virtualshareholdermeeting.com/MDLA2020. Stockholders of record as of April 3, 2020 (the “Record Date”) are invited to attend the Annual Meeting and are entitled to vote on the proposals described in this Proxy Statement.

The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2020 (the “Annual Report”) is first being mailed on or about April 17, 2020 to all stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
The information provided in the “question and answer” format below addresses certain frequently asked questions but is not intended to be a summary of all matters contained in this Proxy Statement. Please read the entire Proxy Statement carefully before voting your shares.
Why am I receiving these materials?
Our board of directors is providing these proxy materials to you in connection with our board of directors’ solicitation of proxies for use at the Annual Meeting, which will take place on May 29, 2020. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
All stockholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our Annual Report, as filed with the Securities and Exchange Commission (the “SEC”) on April 16, 2020. The Notice includes information on how to access the proxy materials, how to submit your vote over the Internet, by phone or how to request a paper copy of the proxy materials. This Proxy Statement and the Annual Report are available at www.proxyvote.com. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials.
What proposals will be voted on at the Annual Meeting?
There are two proposals scheduled to be voted on at the Annual Meeting:
•the election of Borge Hald, Douglas Leone and Leslie Stretch as Class I directors to hold office until the 2023 annual meeting of stockholders or until their successors are elected and qualified; and
•the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021.

At the time this Proxy Statement was mailed, our management and board of directors were not aware of any other matters to be presented at the Annual Meeting.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•FOR the election of each of Borge Hald, Douglas Leone and Leslie Stretch as Class I directors; and
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021.
Who is entitled to vote at the Annual Meeting?
Holders of our common stock at the close of business on April 3, 2020, the record date for the Annual Meeting (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. As of the Record Date, there were 138,187,504 shares of common stock outstanding and entitled to vote. Stockholders are not permitted to cumulate votes with respect to the election of directors.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record: Shares Registered in Your Name. If, at the close of business on the Record Date, your shares were registered directly in your name with American Stock Transfer & Trust Company, LLC, our transfer agent, then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote on your own behalf at the Annual Meeting.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If, at the close of business on the Record Date, your shares were held in a stock brokerage account or by a bank or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. For additional information, see “What if I do not specify how my shares are to be voted?” below.
Do I have to do anything in advance if I plan to attend the Annual Meeting?
The Annual Meeting will be a virtual audio meeting of stockholders, which will be conducted via live audio webcast. You are entitled to participate in the Annual Meeting only if you were a holder of our common stock as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting and submit your questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/MDLA2020. You also will be able to vote your shares electronically at the Annual Meeting.

To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The live audio webcast will begin promptly at 10:30 a.m., Pacific Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:15 a.m., Pacific Time, and you should allow ample time for the check-in procedures.
How can I get help if I have trouble checking in or listening to the meeting online?
If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting log-in page at www.virtualshareholdermeeting.com/MDLA2020.
How do I vote and what are the voting deadlines?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you can vote in one of the following ways:
•You may vote via the Internet. To vote via the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the proxy card you receive. Your vote must be received by 11:59 p.m. Eastern Time on May 28, 2020 to be counted. If you vote via the Internet, you do not need to return a proxy card by mail.
•You may vote by telephone. To vote by telephone, dial 1-800-690-6903 (the call is toll-free in the United States and Canada; toll charges apply to calls from other countries) and follow the recorded instructions. You will be asked to provide the control number from the proxy card. Your vote must be received by 11:59 p.m., Eastern Time, on May 28, 2020 to be counted. If you vote by telephone, you do not need to return a proxy card by mail.
•You may vote by mail. To vote by mail using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), you need to complete, date and sign the proxy card and return it promptly by mail in the envelope provided so that it is received no later than May 28, 2020. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail.
•You may vote at the Annual Meeting. To vote at the meeting, following the instructions at www.virtualshareholdermeeting.com/MDLA2020 (have your Notice or proxy card in hand when you visit the website).

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee.

Can I change my vote or revoke my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may revoke your proxy or change your proxy instructions at any time before your proxy is voted at the Annual Meeting by:
•entering a new vote by Internet or telephone;
•signing and returning a new proxy card with a later date;
•delivering a written revocation to our Secretary at Medallia, Inc., 575 Market Street, Suite 1850, San Francisco, California 94105, by 11:59 p.m., Eastern Time, on May 28, 2020; or
•following the instructions at www.virtualshareholdermeeting.com/MDLA2020.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxy holders by our board of directors. When a proxy is properly dated, executed and returned, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given; however, the shares will be voted in accordance with the recommendations of our board of directors. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.
What if I do not specify how my shares are to be voted?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:
•FOR the election of each of the three directors nominated by our board of directors and named in this proxy statement as Class I directors to serve for a three-year term (Proposal No. 1);
•FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021 (Proposal No. 2); and
•in the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Nominee. If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal No. 1 (election of directors) is a non-routine matter, while Proposal No. 2 (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal No. 1, which would result in a “broker non-vote,” but may, in its discretion, vote your shares with respect to Proposal No. 2. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.
What are the effects of abstentions and broker non-votes?
An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its proxy card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Annual Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting (e.g., Proposal No. 2). However, because the outcome of Proposal No. 1 (election of directors) will be determined by a plurality vote, abstentions will have no impact on the outcome of such proposal as long as a quorum exists.
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present and entitled to vote or votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.
What is a quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence (including by proxy) of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. As noted above, as of the Record Date, there were a total of 138,187,504 shares of common stock outstanding, which means that 69,093,753 shares of common stock must be represented at the Annual Meeting to have a quorum. If there is no quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Plurality means that the three nominees who receive the most FOR votes will be elected. Withhold votes and broker non-votes will have no effect on the outcome of the vote.

•Proposal No. 2: The ratification of the appointment of Ernst & Young LLP requires an affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote AGAINST the proposal.
How are proxies solicited for the Annual Meeting and who is paying for such solicitation?
Our board of directors is soliciting proxies for use at the Annual Meeting by means of the proxy materials. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Copies of solicitation materials will also be made available upon request to brokers, banks and other nominees to forward to the beneficial owners of the shares held of record by such brokers, banks or other nominees. The original solicitation of proxies may be supplemented by solicitation by telephone, electronic communication, or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services, although we may reimburse such individuals for their reasonable out-of-pocket expenses in connection with such solicitation. We do not plan to retain a proxy solicitor to assist in the solicitation of proxies.
If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.
What does it mean if I received more than one Notice?
If you receive more than one Notice, you hold shares that may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted an SEC-approved procedure called “householding.” Under this procedure, we will deliver only one copy of our Notice of Internet Availability of Proxy Materials, and for those stockholders that received a paper copy of proxy materials in the mail, one copy of our Annual Report to stockholders and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing and mailing costs. Upon written or oral request, we will promptly deliver a separate copy of the proxy materials and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s proxy materials and annual report, you may contact us as follows:

Medallia, Inc.
Attention: Secretary
575 Market Street, Suite 1850
San Francisco, California 94105
(650) 321-3000
Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other nominee to request information about householding.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that will be filed within four business days after the Annual Meeting. If final voting results are not available to us at that time, we will file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2021 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 18, 2020. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:

Medallia, Inc.
Attention: Secretary
575 Market Street, Suite 1850
San Francisco, California 94105
(650) 321-3000
Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2021 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 1, 2021; and
•not later than March 3, 2021.
In the event that we hold our 2021 annual meeting of stockholders more than 30 days before or more than 60 days after the first anniversary of the date of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before the 2021 annual meeting and no later than the close of business on the later of the following two dates:
•the 90th day prior to such annual meeting; or
•the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.
Nomination of Director Candidates
You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see the section titled “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our business is managed under the direction of our board of directors, which is currently comprised of nine members. Six of our nine directors are independent within the meaning of the independent director requirements of the New York Stock Exchange, or the NYSE. Our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, a Class of directors will be elected for a three-year term to succeed the same Class whose term is then expiring.
Upon the recommendation of our nominating and corporate governance committee, we are nominating Borge Hald, Douglas Leone and Leslie Stretch as Class I directors at the Annual Meeting. If elected, Messrs. Hald, Leone and Stretch will each hold office for a three-year term until the annual meeting of stockholders to be held in 2023 or until their successors are elected and qualified.
The following table sets forth the names, ages as of March 31, 2020 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing directors:

Name	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Director Nominees
Borge Hald	I	53	Co-Founder, Chief Strategy Officer, Executive Chairman and Director	2000	2020	2023
Douglas Leone (2)	I	62	Director	2011	2020	2023
Leslie Stretch	I	58	President, Chief Executive Officer and Director	2018	2020	2023

Continuing Directors
Leslie Kilgore (1)(3)	II	54	Director	2015	2021	—
Stanley Meresman (1)(3)	II	73	Director	2015	2021	—
Steven Walske (2)(3)	II	68	Director	2011	2021	—
Robert Bernshteyn (2)	III	46	Director	2019	2022	—
Mitchell Dauerman (1)(2)	III	63	Director	2019	2022	—
Amy Pressman	III	56	Co-Founder and Director	2000	2022	—

(1) Member of our audit committee
(2) Member of our compensation committee
(3) Member of our nominating and corporate governance committee

Director Nominees
Borge Hald. Mr. Hald is one of our co-founders and has served as our Executive Chairman and Chief Strategy Officer since August 2018 and as a member of our board of directors since July 2000. He previously served as our Chief Executive Officer from March 2001 to August 2018. Mr. Hald holds a B.B.A. in Statistics from the University of Michigan and an M.B.A. from the Stanford Graduate School of Business.
Mr. Hald was selected to serve on our board of directors because of his perspective, experience and leadership as a co-founder of our company.

Douglas Leone. Mr. Leone has served as a member of our board of directors since November 2011. Mr. Leone has been a managing member of Sequoia Capital, a venture capital firm, since April 1993. He previously served as a member of the board of directors of CafePress Inc., an online retailer, RingCentral, Inc., a provider of cloud-based communications and collaboration solutions, and ServiceNow, Inc., an enterprise IT cloud company. Mr. Leone holds a B.S. in Mechanical Engineering from Cornell University, an M.S. in Industrial Engineering from Columbia University and an M.B.A. from the Massachusetts Institute of Technology.
Mr. Leone was selected to serve on our board of directors because of his perspective as a representative of our largest stockholder, his extensive experience in the venture capital industry and his service on the boards of directors of other technology companies.
Leslie Stretch. Mr. Stretch has served as our President, Chief Executive Officer and as a member of our board of directors since August 2018. From November 2005 to April 2018, he was with Callidus Software, Inc., or CallidusCloud, an enterprise software and SaaS company acquired by SAP SE, most recently as President and Chief Executive Officer from December 2007 until April 2018. Mr. Stretch previously served as a director of MobileIron, Inc., a mobile device management software company, CallidusCloud and QAD, Inc., a provider of enterprise software and services. Mr. Stretch holds a B.A. in Industrial Relations and Economic History from the University of Strathclyde and a postgraduate diploma in Computer Systems Engineering from the University of Edinburgh.
Mr. Stretch was selected to serve on our board of directors because of the perspective he brings as our Chief Executive Officer and his extensive experience as an executive of companies in the technology industry.

Continuing Directors
Leslie Kilgore. Ms. Kilgore has served as a member of our board of directors since July 2015. From 2002 to February 2012, Ms. Kilgore served as Chief Marketing Officer of Netflix, Inc., a global internet entertainment service. Previously, she served as Director of Marketing of Amazon.com, Inc., an internet retailer. Ms. Kilgore is currently a director of Netflix and Pinterest, Inc., a social media web and mobile application company, respectively, and she previously served as a director of LinkedIn Corporation, a global professional network acquired by Microsoft Corporation. She also serves on the board of directors of several privately-held companies. Ms. Kilgore holds a B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from the Stanford Graduate School of Business.
Ms. Kilgore was selected to serve on our board of directors because of her extensive experience as an executive at a public company and her extensive service on the boards of directors, and various committees, of a number of public technology companies.

Stanley Meresman. Mr. Meresman has served as a member of our board of directors since June 2015. During the last ten years, he has served on the board of directors of various public and private companies, including service as chair of the audit committee for some of these companies. Mr. Meresman was with Technology Crossover Ventures, a private equity firm, and served as a Venture Partner from January 2004 through December 2004 and as a general partner and Chief Operating Officer from November 2001 to December 2003. He currently serves on the board of directors, and as chair of the audit committee, of Cloudflare, Inc., a web performance and security company, Guardant Health, Inc., a precision oncology company, and Snap Inc., a technology and camera company, and previously served as a member of the board of directors, and chair of the audit committee, of LinkedIn Corporation, a global professional network acquired by Microsoft Corporation, Meru Networks, Inc., a supplier of wireless local area networks acquired by Fortinet, Inc., Palo Alto Networks, Inc., a cybersecurity company, Riverbed Technology, Inc., an IT company acquired by Thoma Bravo, LLC, and Zynga Inc., a social gaming company. Mr. Meresman holds a B.S. in Industrial Engineering and Operations Research from the University of California, Berkeley and an M.B.A. from the Stanford Graduate School of Business.
Mr. Meresman was selected to serve on our board of directors because of his extensive experience as an investor in technology companies and experience on the boards of directors, and various committees, of a number of public technology companies.
Steven Walske. Mr. Walske has served as a member of our board of directors since August 2011. He has been the Managing Director of Myriad Investments, LLC, a private equity firm specializing in investments in software companies, since June 2000. Mr. Walske currently serves on the board of directors and audit committee of Synopsys, Inc., a developer of high-level design automation models and software for designers of integrated circuits and electronic systems. Mr. Walske holds a B.A. in Economics from Princeton University and an M.B.A. from Harvard Business School.
Mr. Walske was selected to serve on our board of directors because of his extensive experience as an investor in technology companies and experience with public technology companies.
Robert Bernshteyn. Mr. Bernshteyn has served as a member of our board of directors since June 2019. Mr. Bernshteyn has been the Chief Executive Officer of Coupa Software Incorporated, a business spend management enterprise software company, since February 2009. From June 2004 to February 2009, Mr. Bernshteyn served in various positions, most recently as VP, Global Product Marketing & Management, at SuccessFactors Inc., a provider of cloud-based human capital management solutions. Mr. Bernshteyn currently serves as Chairman of the board of directors of Coupa. Mr. Bernshteyn holds a B.S. from the State University of New York at Albany and an M.B.A. from Harvard Business School.
Mr. Bernshteyn was selected to serve on our board of directors based on his extensive experience in general management and software and platform development and his experience in the software industry.
Mitchell Dauerman. Mr. Dauerman has served as a member of our board of directors since April 2019. Mr. Dauerman has served as Senior Vice President, Global Sales of The Ultimate Software Group, Inc., a provider of human capital management software, since January 2020, as Executive Vice President, Investor Relations of The Ultimate Software Group, Inc. from May 2018 to December 2019 and as Executive Vice President from April 1998 to December 2019. From August 1996 to April 2018, he served as Ultimate Software’s Chief Financial Officer and Treasurer. From September 1979 to July 1996, Mr. Dauerman held various positions with KPMG LLP, a provider of audit, tax and advisory services, where he served as a Partner from July 1988 to July 1996. He is also a Certified Public Accountant. Mr. Dauerman holds a B.A. in Economics from Rutgers University.

Mr. Dauerman was selected to serve on our board of directors because of his extensive experience as a senior executive in a public technology company and deep finance and accounting expertise.
Amy E. Pressman. Ms. Pressman is one of our co-founders and has served as a member of our board of directors since July 2000. She previously served as our President from July 2000 to August 2018 and continued as a senior executive through June 2019. Ms. Pressman holds an A.B. in History from Harvard College and an M.B.A. from the Stanford Graduate School of Business.
Ms. Pressman was selected to serve on our board of directors because of her perspective, experience and leadership as a co-founder of our company.

Director Independence
Our common stock is listed on the NYSE. Under the rules of the NYSE, independent directors must comprise a majority of a listed company’s board of directors within a specified period after the completion of an initial public offering. In addition, the rules of the NYSE require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of the NYSE, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act, and the listing standards of the NYSE. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the listing standards of the NYSE.
In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Bernshteyn, Dauerman, Leone, Meresman and Walske and Ms. Kilgore do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of the NYSE and the applicable rules and regulations of the SEC. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and any transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.” In addition, our board of directors has determined that all members of our audit, compensation, and nominating and corporate governance committees are independent.
Mr. Hald and Ms. Pressman, each directors and co-founders of our company, are husband and wife. There are no other family relationships among any of our directors or executive officers.

Board Leadership Structure
The positions of chief executive officer and Chairman of our board are separated. Borge Hald, one of our co-founders, serves as the Executive Chairman, presides over meetings of our board of directors and holds such other powers and carries out such other duties as are customarily carried out by the Chairman of the board of directors. Our board of directors believes that separating these roles is appropriate as it allows us to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance.

Executive Sessions
The non-employee, independent members of our Board and all committees of the Board generally meet in executive session without our management team present during their regularly scheduled board and committee meetings. The executive sessions are led by the Executive Chairman or the applicable chairperson of the committee of the Board.

Board and Stockholder Meetings and Committees
During the fiscal year ended January 31, 2020, our board of directors held five meetings (including regularly scheduled and special meetings) and acted by unanimous written consent fourteen times, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she served as a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, our directors to attend. This is our first annual meeting of stockholders.
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, which are standing committees of the board of directors. The current membership of our committees and the number of meetings held by each committee in fiscal year 2020 is set forth below. Each of our standing committees operates under a written charter that complies with the applicable requirements of the NYSE listing standards and the applicable rules and regulations of the SEC. Each of the charters is posted on the “Governance” section of our investor relations website at https://investor.medallia.com/governance/governance-documents.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert Bernshteyn		Member
Mitchell Dauerman	Member	Member
Leslie Kilgore	Member		Chair
Douglas Leone		Member
Stanley Meresman	Chair		Member
Steven Walske		Chair	Member
Total Number of Meetings	8	4*	1

*	In addition to its 4 meetings, our compensation committee also acted 11 times by unanimous written consent.

Audit Committee
Our audit committee is responsible for, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and overseeing performance of the independent registered public accounting firm;
•reviewing and discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;
•reviewing our financial statements and our critical accounting policies and estimates;
•reviewing the adequacy and effectiveness of our internal controls;
•developing and overseeing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;
•overseeing our policies on risk assessment and risk management;
•overseeing compliance with our code of business conduct and ethics;
•reviewing related party transactions; and
•approving, or as required, pre-approving all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.
Each of the members of our audit committee meets the requirements for independence under the listing standards of the NYSE and the applicable rules and regulations of the SEC. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of Messrs. Dauerman and Meresman and Ms. Kilgore is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933 and that Mr. Meresman's service on the audit committees of three other public companies would not impair his ability to effectively serve on our audit committee.

Compensation Committee
Our compensation committee is responsible for, among other things:
•reviewing and approving, or making recommendations to our board of directors regarding, the compensation of our executive officers;
•administering our equity compensation plans;
•reviewing, approving and administering annual and long-term incentive compensation plans for our service providers;

•reviewing, approving and administering all of the employee benefit plans that the compensation committee deems appropriate;
•reviewing and approving our overall compensation philosophy, and overseeing compensation plans and benefit programs that the compensation committee deems appropriate and approving, or making recommendations to our board of directors for approving, improvements or changes to such plans or programs; and
•evaluating director compensation and making recommendations regarding non-employee director compensation to our full board of directors.
Each of the members of our compensation committee meets the requirements for independence under the listing standards of the NYSE and the applicable rules and regulations of the SEC. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee is responsible for, among other things:
•identifying, evaluating and selecting, or making recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluating the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviewing developments in corporate governance practices;
•evaluating the adequacy of our corporate governance practices and reporting; and
•developing and making recommendations to our board of directors regarding corporate governance guidelines and matters.
Each of the members of our nominating and corporate governance committee meets the requirements for independence under the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation
Messrs. Walske, Bernshteyn and Dauerman served on our Compensation Committee during fiscal 2020.None of Messrs. Walske, Bernshteyn and Dauerman is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating potential director candidates. In its evaluation of director candidates, including the current directors eligible for re-election, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, experience of particular relevance to us and the board of directors, accomplishments, superior credentials, independence, area of expertise, and the highest ethical and moral standards. Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that the board should be a diverse body, and the nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the nominating committee may take into account the benefits of diverse viewpoints. Any search firm retained by our nominating and corporate governance committee to find director candidates would be instructed to take into account all of the considerations used by our nominating and corporate governance committee. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders of our company who are stockholders of record at the time of the submission of the director recommendation and on the record date for the determination of stockholders entitled to vote at the annual meeting, so long as such recommendations comply with our amended and restated certificate of incorporation and amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business.
A stockholder that wants to recommend a candidate for election to our board of directors should direct the recommendation in writing by letter to the Company, attention of the Secretary or the Legal Department, at Medallia, Inc., 575 Market Street, Suite 1850, San Francisco, California 94105. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and evidence of the recommending stockholder’s ownership of our capital stock. Such recommendation must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for membership on our board of directors.

Communications with the Board of Directors
Interested parties wishing to communicate with our non-management directors may do so by writing to the board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Medallia, Inc., 575 Market Street, Suite 1850, San Francisco, California 94105. Our General Counsel or Legal Department, in consultation with appropriate members of our board of directors, as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the Chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our board of directors has adopted Corporate Governance Guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer, and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our investor relations webpage at https://investor.medallia.com in the “Governance” section. We intend to post any amendments to our Code of Business Conduct and Ethics, and any waivers of our Code of Business Conduct and Ethics for directors and executive officers, on the same website.

Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process which risks include, among others, strategic, financial, business and operational, cybersecurity, legal and regulatory compliance, and reputational risks. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure. Our audit committee is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. In addition to oversight of the performance of our external audit function, our audit committee also monitors compliance with legal and regulatory requirements and reviews related party transactions. Our nominating and corporate governance committee monitors the effectiveness of our Corporate Governance Guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Non-Employee Director Compensation
In June 2019, our board of directors approved a new compensation policy for our non-employee directors (the “director compensation policy”) that became effective as of the effective date of the registration statement related to our initial public offering. The director compensation policy was developed with input from our independent compensation consultant firm at the time, Compensia, Inc. regarding practices and compensation levels at comparable companies. It is designed to attract, retain and reward non-employee directors.

Under this director compensation policy, each non-employee director is entitled to receive the cash and equity compensation for board services as described below. We also reimburse our non-employee directors for reasonable, customary and documented expenses for travel to board meetings.
The director compensation policy includes a maximum annual limit of $600,000 of cash compensation and equity awards that may be paid, issued or granted to a non-employee director in any fiscal year, except that this limit will be increased to $750,000 in the fiscal year of his or her initial service as a non-employee director. For purposes of these limitations, the value of an equity award is based on its grant date fair value (determined in accordance with GAAP). Any cash compensation paid or equity awards granted to a person for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.
Cash Compensation
Following the completion of our initial public offering, non-employee directors are entitled to receive the following annual cash compensation for their respective services:

	Annual Cash Compensation for Non-Employee Directors
	Board of Directors	Audit Committee	Compensation Committee	Nominating & Governance Committee
Member	$30,000	$10,000	$7,500	$4,000
Chair	—	20,000	15,000	8,000
Each non-employee director who serves as a committee chair will receive only the additional annual cash fee as the chairman of the committee, and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.
Equity Compensation
Initial Award. Each person who first becomes a non-employee director will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units ("RSUs"), or the Initial Award, covering a number of shares of our common stock having a grant date fair value equal to $250,000 rounded to the nearest whole share. The Initial Award will be scheduled to vest in three equal annual installments on each anniversary of the date of becoming a non-employee director, subject to continuing to provide services to us through each applicable vesting date. If the person was a member of our board of directors and also an employee, becoming a non-employee director due to termination of employment will not entitle the person to an Initial Award.
Annual Award. Each non-employee director automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of RSUs, or an Annual Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP) of $185,000, rounded to the nearest whole share. Each Annual Award will be scheduled to vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the annual meeting of our stockholders that next follows the grant date of the Annual Award, subject to continuing to provide service to us through the applicable vesting date.

Change in Control. In the event of our “change in control” (as defined in our 2019 Equity Incentive Plan), each non-employee director will fully vest in his or her outstanding company equity awards provided that the non-employee director continues to be a non-employee director through the date of our change in control.
Directors who are also our employees receive no additional compensation for their service as directors. During fiscal 2020, Mr. Stretch was one of our named executive officers. See the section titled “Executive Compensation” for additional information about the compensation of Mr. Stretch.
Director Compensation in Fiscal 2020
The following table provides information regarding compensation of our non-executive officer directors for service as directors for 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	RSUs Outstanding (#)(2)	Options Outstanding (#)(2)
Robert Bernshteyn	$18,750	$295,749	$314,499	17,397	—
Mitchell Dauerman	23,750	249,989	273,739	18,642	—
Borge Hald (3)	—	—	—	200,000	1,900,000
Leslie Kilgore	24,000	196,457	220,457	14,650	—
Douglas Leone	18,750	—	18,750	—	—
Stanley Meresman	27,000	196,457	223,457	14,650	—
Amy Pressman (4)	15,000	—	15,000	200,000	1,250,000
Frank Slootman (5)	—	—	—	—	—
Steven Walske	24,500	—	24,500	—	350,000

(1)	The amounts reported in the “Stock Awards” column represent the aggregate grant-date fair value of the RSUs awarded to the non-employee director in 2020, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service vesting conditions. The assumptions used in calculating the grant date fair value of the awards reported in this column are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 19, 2020.

(2)	As of January 31, 2020, our non-employee directors held outstanding RSUs and outstanding stock options to purchase the number of shares of common stock set forth in each column. The awards listed for Borge Hald and Amy Pressman were granted as employee compensation.

(3)	For his service as Executive Chairman and Chief Strategy Officer in fiscal year 2020, Mr. Hald received $325,000 in salary, $3,400,000 valuation of an RSU award, a non-equity incentive plan award of $50,050, 401(k) match of $2,000 and $1,283 for group term life insurance.

(4)	For her service as an employee of the Company through June 2019, Ms. Pressman received $135,415 in salary, $3,400,000 valuation of an RSU award, 401(k) match of $2,000 and $416 for group term life insurance.

(5)	Mr. Slootman resigned as a member of our board of directors in March 2019.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our board of directors is currently composed of nine members. In accordance with our certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. One Class is elected each year at the annual meeting of stockholders for a term of three years. At the Annual Meeting, three Class I directors will be elected for a three-year term to succeed the same Class whose term is then expiring. Each director’s term continues until the election and qualification of such director’s successor, or such director’s earlier death, resignation or removal.

Nominees
Our board of directors has nominated Borge Hald, Douglas Leone and Leslie Stretch for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Hald, Leone and Stretch will serve as Class I directors until the 2023 annual meeting of stockholders or until their successors are elected and qualified, or their earlier death, resignation or removal. Each of the nominees is currently a director of the Company. For information concerning the nominees, see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote over the Internet or by telephone but do not give instructions with respect to the voting of directors, your shares will be voted FOR the election of Messrs. Hald, Leone and Stretch. We expect that Messrs. Hald, Leone and Stretch will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a beneficial owner of shares of our common stock and you do not give voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee will leave your shares unvoted on this matter.

Vote Required
The election of Class I directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Accordingly, the three nominees receiving the highest number of “FOR” votes will be elected. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE DIRECTORS NOMINATED BY OUR BOARD OF DIRECTORS AND NAMED IN THIS PROXY STATEMENT AS CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Ernst & Young LLP, as our independent registered public accounting firm to audit our consolidated financial statements for our fiscal year ending January 31, 2021. Ernst & Young LLP has served as our independent registered public accounting firm since 2011.
At the Annual Meeting, stockholders are being asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2021. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending January 31, 2021 if our audit committee believes that such a change would be in the best interests of the Company and its stockholders. If the appointment is not ratified by our stockholders, the audit committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to the Independent Registered Public Accounting Firm
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young LLP for our fiscal years ended January 31, 2020 and 2019.

	2020	2019
Audit Fees (1)	$5,116,520	$1,006,480
Audit-Related Fees (2)	14,000	—
Tax Fees (3)	37,000	—
All Other Fees	—	—
Total Fees	$5,167,520	$1,006,480

(1)	Relates to the audit of our annual financial statements, the review of the financial statements included in our quarterly reports, statutory audits and review of documents provided in connection with statutory or regulatory filings and our initial public offering of common stock.

(2)	Relates to assurance and associated services that were reasonably related to the performance of the audit or the review of our annual financial statements.

(3)	Relates to services for tax advice and tax planning.

Auditor Independence
In the fiscal year ended January 31, 2020, there were no other professional services provided by Ernst & Young LLP that would have required our audit committee to consider their compatibility with maintaining the independence of Ernst & Young LLP.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Ernst & Young LLP for our fiscal years ended January 31, 2020 and 2019 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING JANUARY 31, 2021.

AUDIT COMMITTEE REPORT

The information contained in the following Audit Committee Report shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission, or the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Medallia, Inc., or the Company, specifically incorporates it by reference in such filing.
The audit committee serves as the representative of our board of directors with respect to its oversight of:
•our accounting and financial reporting processes and the audit of our financial statements;
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•inquiring about significant risks, reviewing our policies for risk assessment and risk management, and assessing the steps management has taken to control these risks; and
•the independent registered public accounting firm’s appointment, qualifications and independence.
The audit committee also reviews the performance of our independent registered public accounting firm, Ernst & Young LLP, in the annual audit of our financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees.
The audit committee is composed of three non-employee directors. Our board of directors has determined that each member of the audit committee is independent, and that each of Messrs. Dauerman and Meresman and Ms. Kilgore qualifies as an “audit committee financial expert” under the SEC rules.
The audit committee provides our board of directors such information and materials as it may deem necessary to make our board of directors aware of financial matters requiring the attention of our board of directors. The audit committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements in the Annual Report on Form 10K for the fiscal year ended January 31, 2020 with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of significant judgments made in connection with the audited financial statements, and the clarity of disclosures in the financial statements. The audit committee reports on these meetings to our board of directors.
The audit committee reviewed and discussed our audited consolidated financial statements with management and Ernst & Young LLP, our independent registered public accounting firm. The audit committee has discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or the PCAOB.

The audit committee received and reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and discussed with Ernst & Young LLP its independence. In addition, the audit committee discussed with Ernst & Young LLP its independence from management and the Company, including matters in the letter from Ernst & Young LLP required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.
Based on the review and discussions referred to above, the audit committee recommended to our board of directors that our audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2020 for filing with the SEC. The audit committee also has appointed Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2021. Our board of directors recommends that stockholders ratify this appointment at the Annual Meeting.
Respectfully submitted by the members of the audit committee of the board of directors:

Stanley Meresman (Chair)
Mitchell Dauerman
Leslie Kilgore

EXECUTIVE OFFICERS
The following table sets forth certain information about our executive officers and their respective ages as of March 31, 2020. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Position
Leslie Stretch	58	President, Chief Executive Officer and Director
Roxanne Oulman	48	Executive Vice President and Chief Financial Officer
Jimmy Duan	57	Executive Vice President and Chief Customer Officer
Mikael Ottosson	51	Executive Vice President and Chief Technology Officer

For the biography of Mr. Stretch, see the section titled “Board of Directors and Corporate Governance—Director Nominees.”
Roxanne M. Oulman. Ms. Oulman has served as our Executive Vice President and Chief Financial Officer since November 2018. From July 2013 to September 2018, she was with CallidusCloud, most recently as Executive Vice President and Chief Financial Officer from November 2016 until September 2018, Senior Vice President of Finance and Accounting from May 2015 to November 2016 and Vice President of Finance and Accounting from July 2013 to May 2015. From February 2004 to March 2013, she was with Thoratec Corporation, a biomedical device company, in various senior finance roles, including as Interim Chief Financial Officer from June 2011 to October 2012. She currently serves as a member of the board of directors and the audit committee of CalAmp Corp., a provider of IoT software applications, cloud services, data intelligence and networked telematics products and services. Ms. Oulman holds a B.S. in Accounting from Minnesota State University, Mankato and an M.B.A. from University of the Pacific-Eberhardt School of Business.
Jimmy C. Duan. Dr. Duan has served as our Executive Vice President and Chief Customer Officer since February 2019. From October 2008 to January 2019, he was with CallidusCloud, most recently as Executive Vice President, Chief Technology Officer from September 2015 to January 2019 and as Senior Vice President, Chief Technology Officer from June 2013 to June 2015. Dr. Duan holds a B.S. in Mining Engineering from Central South University, China and a Ph.D. in Industrial and Systems Engineering from Virginia Polytechnic Institute and State University.
Mikael J. Ottosson. Mr. Ottosson has served as our Executive Vice President and Chief Technology Officer since August 2015. From March 1999 to August 2015, he was with Oracle Corporation, a computer technology company, where he served as Senior Vice President, Product Development from November 2014 to August 2015 and as Vice President, Product Development from May 2007 to November 2014. Mr. Ottosson holds a B.S. in Aeronautical Engineering from the KTH Royal Institute of Technology.

EXECUTIVE COMPENSATION

Processes and Procedures for Compensation Decisions
Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Typically, our chief executive officer makes recommendations to our compensation committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers who report to him, except that our chief executive officer does not make recommendations as to his own compensation. Our chief executive officer makes recommendations to our compensation committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our compensation committee then reviews the recommendations and other data. Our compensation committee makes decisions as to total compensation for each executive officer, although it may instead, in its discretion, make recommendations to our board of directors regarding executive compensation.
Our compensation committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the establishment of our compensation programs and related policies. Effective February 2020, the compensation committee engaged an independent compensation consultant, CODA Advisors, or CODA, to provide it with information, recommendations and other advice relating to executive compensation on an ongoing basis and CODA accordingly now serves at the discretion of our compensation committee. The compensation committee’s previous independent compensation consultant was Compensia, Inc., or Compensia. Our compensation committee engaged Compensia to assist in developing an appropriate group of peer companies to help us determine the appropriate level of overall compensation for our executive officers, as well as assess each separate element of compensation, with a goal of ensuring that the compensation we offer to our executive officers is competitive and fair.
Our compensation committee periodically, and at least annually, considers and assesses the independence of its compensation advisor, including whether such advisor has any potential conflicts of interest with our company or members of the compensation committee. In connection with Compensia's engagement in fiscal 2020, our compensation committee conducted such a review in fiscal 2020. Based on that review, our compensation committee concluded that it was not aware of any conflict of interest that had been raised by work performed by Compensia or the individual consultants employed by Compensia that perform services for the compensation committee.
Our named executive officers for the fiscal year ended January 31, 2020, which consist of our principal executive officer and the next two most highly compensated executive officers who were serving as executive officers as of January 31, 2020 are:
•Leslie Stretch, our President, Chief Executive Officer and Director;
•Roxanne Oulman, our Executive Vice President and Chief Financial Officer; and
•Jimmy Duan, our Executive Vice President and Chief Customer Officer.

Summary Compensation Table
The following table provides information regarding the compensation of our named executive officers during the fiscal years ended January 31, 2020 and 2019.

Name	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Leslie Stretch Chief Executive Officer	2020	$500,000	$—	$—	$—	$5,075 (3)	$505,075
	2019	205,903	18,186,533	35,063,606	250,000	—	53,706,042
Roxanne Oulman Chief Financial Officer	2020	400,000	7,375,500	—	70,400	21,608 (4)	7,867,508
	2019	81,818	1,682,500	3,003,400	80,000	12,783 (5)	4,860,501
Jimmy Duan (6) Chief Customer Officer	2020	284,722	3,473,250	—	66,000	4,139 (7)	3,828,111

(1)
The amounts reported represent the aggregate grant-date fair value of the stock options and/or RSUs awarded to the named executive officer in fiscal 2020 and 2019, calculated in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Compensation-Stock Compensation. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in determining the grant date fair value of the stock options and RSUs reported in these columns are set forth in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed on March 19, 2020.

(2)	The amounts reported for year 2020 represent payments earned under our 2020 Bonus Plan for fiscal year 2020, and the amounts reported for year 2019 represent payments earned under our 2019 Bonus Plan for fiscal year 2019, as described in “—Non-Equity Incentive Plan Awards”.

(3)	The amount reported includes (i) matching 401(k) contributions of $2,000 and (ii) amounts paid on behalf of Mr. Stretch for basic life insurance.

(4)	The amount reported includes (i) matching 401(k) contributions of $2,000, (ii) amounts paid on behalf of Ms. Oulman for basic life insurance and (iii) $11,003 for company-paid costs for car service reimbursement and $7,608 for additional payments to make the car service reimbursements tax-neutral to the executive.

(5)	The amount reported includes $7,557 for company-paid costs for car service reimbursement and $5,226 for additional payments to make the car service reimbursements tax-neutral to the executive.

(6)	Mr. Duan was not a named executive officer in 2019.

(7)	The amount reported includes (i) matching 401(k) contributions of $2,000 and (ii) amounts paid on behalf of Mr. Duan for basic life insurance.

Outstanding Equity Awards at 2020 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2020:

		Option Awards				Stock Awards			Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested
Leslie Stretch	08/23/2018	1,511,430 (3)	2,814,417	$6.26	08/23/2028	—	$—	—	—
	11/14/2018	2,396,052 (4)	5,271,341	6.73	11/14/2028	—	—	—	—
	08/23/2018	—	—	—	—	1,876,278 (5)	52,948,565	—	—
Roxanne Oulman	11/14/2018	291,666	708,334 (6)	6.73	11/14/2028	—	—	—	—
	11/14/2018	—	—	—	—	187,500 (7)	5,291,250	—	—
	04/15/2019	—	—	—	—	275,000 (8)	7,760,500	—	—
	04/15/2019					—	—	275,000 (9)	7,760,500
Jimmy Duan	03/14/2019	—	—	—	—	275,000 (10)	7,760,500	—	—

(1)	Each of the outstanding equity awards was granted pursuant to our 2008 or 2017 Plan, as applicable.

(2)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our Common Stock on January 31, 2020, which was $28.22.

(3)	The shares underlying this option vest, subject to Mr. Stretch’s continued role as a service provider, as to 1/4th of the total shares on August 20, 2019 with 1/48th of the total shares vesting monthly thereafter.

(4)	The shares underlying this option vest, subject to Mr. Stretch’s continued role as a service provider, as to 1/4th of the total shares on October 15, 2019 with 1/48th of the total shares vesting monthly thereafter.

(5)	The shares underlying this RSU vest, subject to Mr. Stretch’s continued role as a service provider, as to 1/4th of the total shares on August 20, 2019 and 1/48th of the total shares vesting monthly thereafter.

(6)	The shares underlying this option vest, subject to Ms. Oulman’s continued role as a service provider, as to 1/4th of the total shares on November 5, 2019 with 1/48th of the total shares vesting monthly thereafter.

(7)	The shares underlying this RSU vest, subject to Ms. Oulman’s continued role as a service provider, as to 1/4th of the total shares on November 5, 2019 with 1/16th of the total shares vesting quarterly thereafter.

(8)	The shares underlying this RSU vest, subject to Ms. Oulman’s continued role as a service provider, as to 1/3rd of the total shares on January 15, 2020 with 1/12th of the total shares vesting quarterly thereafter.

(9)	The shares underlying this RSU vest, subject to Ms. Oulman's continued role as a service provider, on April 15, 2022 upon the satisfaction of a liquidity event-related performance vesting condition and the achievement of certain subscription revenue growth targets from February 1, 2019 through January 31, 2022. The liquidity condition was satisfied upon the completion of our initial public offering of common stock.

(10)	The shares underlying this RSU vest, subject to Mr. Duan’s continued role as a service provider, as to 1/3rd of the total shares on March 15, 2020 with 1/12th of the total shares vesting quarterly thereafter.

See “Potential Payments upon Termination or Change in Control” below for a description of accelerated vesting provisions applicable to the named executive officer’s outstanding equity awards.

Non-Equity Incentive Plan Awards

All of our named executive officers were eligible to earn payments in fiscal 2020 under our 2020 Bonus Plan. For any payments to be made under the 2020 Bonus Plan, a threshold level of operating income (or loss) for each quarter and the entirety of fiscal 2020 had to be met. If this threshold was met, bonus payments were determined formulaically based on achievement of certain quarterly annual contract value goals, with threshold, target and maximum levels. Our CEO elected not to receive his payout under the 2020 Bonus Plan. The actual bonus amounts paid to our named executive officers under the 2020 Bonus Plan are set forth in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation.” These bonus amounts were paid out on September 30, 2019.

Executive Employment Arrangements
We have entered into an employment letter setting forth the terms and conditions of employment for each of our named executive officers as described below. In addition, each of our named executive officers has executed our standard form of employee proprietary information and inventions agreement.
Leslie Stretch Confirmatory Employment Letter
In June 2019, we entered into a confirmatory letter agreement with Leslie Stretch, our President and Chief Executive Officer. The confirmatory letter agreement does not have a specific term and provides that Mr. Stretch is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Stretch may have concerning his employment relationship with us. The confirmatory letter agreement also provides Mr. Stretch with severance and change in control benefits pursuant to our Change in Control and Severance Policy described below. Mr. Stretch’s current annual base salary is $500,000. Mr. Stretch is currently eligible for an annual target cash incentive payment equal to 100% of his annual base salary.
Roxanne Oulman Confirmatory Employment Letter
In June 2019, we entered into a confirmatory letter agreement with Roxanne Oulman, our Executive Vice President and Chief Financial Officer. The confirmatory letter agreement does not have a specific term and provides that Ms. Oulman is an at-will employee. The agreement supersedes all existing agreements and understandings that Ms. Oulman may have concerning her employment relationship with us. The confirmatory letter agreement also provides Ms. Oulman with severance and change in control benefits pursuant to our Change in Control and Severance Policy described below. Ms. Oulman’s current annual base salary is $400,000. Ms. Oulman is currently eligible for an annual target cash incentive payment equal to 80% of her annual base salary.

Jimmy Duan Confirmatory Employment Letter
In June 2019, we entered into a confirmatory letter agreement with Jimmy Duan, our Executive Vice President and Chief Customer Officer. The confirmatory letter agreement does not have a specific term and provides that Mr. Duan is an at-will employee. The agreement supersedes all existing agreements and understandings that Mr. Duan may have concerning his employment relationship with us. The confirmatory letter agreement also provides Mr. Duan with severance and change in control benefits pursuant to our Change in Control and Severance Policy described below. Mr. Duan’s current annual base salary is $300,000. Mr. Duan is currently eligible for an annual target cash incentive payment equal to 100% of his annual base salary.

Potential Payments upon Termination or Change in Control
In June 2019, our board of directors approved the following change of control and severance benefits for our current executive officers and other key employees (collectively, participants), pursuant to a Change in Control and Severance Policy, or our Severance Policy.
The Severance Policy provides that if we terminate an executive officer’s employment outside of the period beginning three months prior to and ending 12 months after a “change in control” (as defined in the Severance Policy) (such period, the “change in control period”) other than for “cause” (as generally defined in the Severance Policy), death or disability, the executive officer will receive the following:

•	a lump sum payment equal to 6 months’ base salary (12 months for Mr. Stretch);

•	a lump sum pro rata payment of the executive’s target annual bonus; and

•	payment of COBRA continuation coverage premiums for up to 6 months (12 months for Mr. Stretch), or taxable payments in lieu of such payment.
The Severance Policy provides that if an executive officer’s employment is terminated during the change in control period either by us other than for cause, death or disability or by the executive officer due to a “constructive termination” (as defined within the officer’s participation agreement), the executive officer will receive the following:

•	a lump sum payment equal to 12 months’ base salary (18 months for Mr. Stretch);

•	a lump sum equal to a pro-rata target annual bonus for the year of termination plus 100% of the executive’s target annual bonus for the year of termination (150% for Mr. Stretch);

•	100% acceleration of unvested time-based equity awards; and

•	payment of COBRA continuation coverage premiums for up to 12 months (18 months for Mr. Stretch) or taxable payments in lieu of such payments.

The Severance Policy provides that if we discover after a participant’s receipt of payments or benefits under the Severance Policy that grounds for the termination of the participant’s employment for cause existed, then the participant will not receive any further payments or benefits under the Severance Policy and, to the extent permitted under applicable laws, will be required to repay to us any payments or benefits he or she received under the Severance Policy (or any financial gain derived from such payments or benefits).

In addition, the Severance Policy provides that if any payments or benefits received by a participant under the Severance Policy or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code (the Code) and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher. The Severance Policy does not require us to provide any tax gross-ups.

To receive the severance described above, the participant must sign and not revoke our standard separation agreement and release of claims within the timeframe that is set forth in the Severance Policy. The Severance Policy does not supersede or replace certain provisions in a participant’s offer letter or equity award agreement that provide for accelerated vesting upon certain terminations of employment.

Executive Incentive Compensation Plan
Our board of directors adopted an Executive Incentive Compensation Plan, or the Bonus Plan, in June 2019. The Bonus Plan will be administered by a committee appointed by our board of directors. Unless and until our board of directors determines otherwise, our compensation committee will be the administrator of the Bonus Plan. The Bonus Plan allows our compensation committee to provide cash incentive awards to selected employees, including our named executive officers, determined by our compensation committee, based upon performance goals established by our compensation committee. Our compensation committee, in its sole discretion, will establish a target award for each participant under the Bonus Plan, which may be expressed as a percentage of the participant’s average annual base salary for the applicable performance period, a fixed dollar amount, or such other amount or based on such other formula as our compensation committee determines to be appropriate.
Under the Bonus Plan, our compensation committee will determine the performance goals applicable to awards, which goals may include, without limitation: attainment of research and development milestones, bookings, business divestitures and acquisitions, cash flow, cash position, contract awards or backlog, customer renewals, customer retention rates from an acquired company, subsidiary, business unit or division, earnings (which may include earnings before interest and taxes, earnings before taxes, and net taxes), earnings per share, expenses, gross margin, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, internal rate of return, market share, net income, net profit, net sales, new product development, new product invention or innovation, number of customers, operating cash flow, operating expenses, operating income, operating margin, overhead or other expense reduction, product defect measures, product release timelines, productivity, profit, retained earnings, return on assets, return on capital, return on equity, return on investment, return on sales, revenue, revenue growth, sales results, sales growth, SaaS revenue growth, stock price, time to market, total stockholder return, working capital, unadjusted or adjusted actual contract value, unadjusted or adjusted total contract value and individual objectives such as peer reviews or other subjective or objective criteria. As determined by our compensation committee, the performance goals may be based on GAAP or non-GAAP results and any actual results may be adjusted by our compensation committee for one-time items or unbudgeted or unexpected items and/or payments of actual awards under the Bonus Plan when determining whether the performance goals have been met. The goals may be on the basis of any factors our compensation committee determines relevant, and may be on an individual, divisional, business unit, segment or company-wide basis. Any criteria used may be measured on such basis as our compensation committee determines. The performance goals may differ from participant to participant and from award to award. Our compensation committee also may determine that a target award or a portion thereof will not have a performance goal associated with it but instead will be granted (if at all) in the compensation committee’s sole discretion.
Our compensation committee may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, or increase, reduce or eliminate the amount allocated to the bonus pool. The actual award may be below, at or above a participant’s target award, in our compensation committee’s discretion. Our compensation committee may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it will not be required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will generally be paid in cash (or its equivalent) in a single lump sum only after they are earned and approved by our compensation committee. Our compensation committee has the right, in its sole discretion, to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as our compensation committee determines in its sole discretion. Unless otherwise determined by our compensation committee, to earn an actual award, a participant must be employed by us (or an affiliate of us, as applicable) through the date the bonus is paid. Payment of bonuses occurs as soon as administratively practicable after the end of the applicable performance period, but in no case later than the 15th day of the third month of the fiscal year immediately following the fiscal year in which the bonuses vest.
Our board of directors will have the authority to amend or terminate the Bonus Plan provided such action does not alter or impair the existing rights of any participant with respect to any earned bonus without the participant’s consent. The Bonus Plan will remain in effect until terminated in accordance with the terms of the Bonus Plan.

401(k) Plan
We maintain a tax-qualified retirement plan, or the 401(k) plan, that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees are able to participate in the 401(k) plan upon meeting the 401(k) plan’s eligibility requirements, and participants are able to defer up to 90% of their eligible compensation subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants and starting in 2020 we match up to 50% of such contributions up to a maximum of $4,000.

Equity Compensation Plan Information
The following table provides information as of January 31, 2020 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights (#)	Weighted Average Exercise Price of Outstanding Options and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the first Column) (#)
Equity compensation plans approved by security holders
2008 Equity Incentive Plan	20,776,984	$4.87	—
2017 Equity Incentive Plan	21,158,658	6.69	—
2019 Equity Incentive Plan	—	—	23, 050,732
2019 Employee Stock Purchase Plan	—	—	4,000,000
Equity compensation plans not approved by security holders	—	—	—
Total	41,935,642	5.43	27,050,732

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT`

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2020 for:
•each of our named executive officers;
•each of our directors and nominees for director;
•all of our executive officers and directors as a group; and
•each person, or group of affiliated persons, who beneficially owned more than 5% of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on 137,983,917 shares of our common stock outstanding as of March 31, 2020 (the “Beneficial Ownership Date”). We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 31, 2020, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Medallia, Inc., 575 Market Street, Suite 1850, San Francisco, California 94105.

	Common Stock
Name of Beneficial Owner	Number	Percentage
Named Executive Officers and Directors:
Leslie Stretch (1)	5,070,300	3.6%
Roxanne Oulman (2)	517,986	*
Jimmy Duan (3)	41,251	*
Borge Hald (4)	14,135,556	9.3
Robert Bernshteyn	—	*
Mitchell Dauerman (5)	6,213	*
Leslie Kilgore (6)	254,828	*
Douglas Leone (7)	9,379,069	6.4
Stanley Meresman (8)	300,000	*
Amy Pressman (4)	14,135,556	9.3
Steven Walske (9)	850,000	*
All executive officers and directors as a group (12 persons) (10)	31,471,135	21.3
Greater than 5% Stockholders:
Entities affiliated with Sequoia Capital (11)	44,407,056	32.2

* Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1) Consists of (1) 59,688 shares held of record by Mr. Stretch; (ii) 4,889,565 shares subject to options exercisable within 60 days of March 31, 2020 and (iii) 121,047 shares issuable upon vesting of RSUs within 60 days of March 31, 2020.

(2) Consists of 35,697 shares held of record by Ms. Oulman; (ii) 374,998 shares subject to options exercisable within 60 days of March 31, 2020 and (iii) 107,291 shares issuable upon vesting of RSUs within 60 days of March 31, 2020.

(3) Consists of 41,251 shares held of record by Mr. Duan.

(4) Consists of (i) 2,789,255 shares of common stock held of record by Borge Hald; (ii) 1,900,000 shares of common stock that are issuable upon exercise of outstanding options within 60 days of March 31, 2020 to Mr. Hald; (iii) 2,881,282 shares of common stock held of record by Amy Pressman, Mr. Hald’s spouse; (iv) 1,250,000 shares of common stock that are issuable upon exercise of outstanding options within 60 days of March 30, 2020 to Ms. Pressman; (v) 1,865,289 shares of common stock held of record by the Borge Hald Irrevocable Trust U/A/D 11/4/2019 First Republic Trust Company of Delaware LLC, Trustee for which Mr. Hald serves as investment advisor; (vi) 165,734 shares of common stock held of record by the Borge Hald Irrevocable Trust II U/A/D 11/4/2019 First Republic Trust Company of Delaware LLC, Trustee for which Mr. Hald serves as investment advisor; (vii) 1,615,289 shares of common stock held of record by the Amy Hald Irrevocable Trust U/A/D 11/4/2019 First Republic Trust Company of Delaware LLC, Trustee for which Ms. Pressman serves as investment advisor; (viii) 90,734 shares of common stock held of record by the Amy Hald Irrevocable Trust II U/A/D 11/4/2019 First Republic Trust Company of Delaware LLC, Trustee for which Ms. Pressman serves as investment advisor; (ix) 77,973 shares of common stock held of record by the Amy Hald Irrevocable Trust III U/A/D 11/4/2019 First Republic Trust Company of Delaware LLC, Trustee for which Ms. Pressman serves as investment advisor and (x) 1,500,000 shares of common stock held of record by the Hald 2011 Irrevocable Children’s Trust dtd 8/4/2011 First Republic Trust Company of Delaware LLC, Trustee for which Mr. Hald and Ms. Pressman serve as investment advisors.

(5) Consists of 6,213 shares issuable upon vesting of RSUs within 60 days of March 31, 2020.

(6) Consists of (i) 225,000 shares held of record by Ms. Kilgore and (ii) 29,828 shares held of record by the JLK Revocable Trust dated October 13, 2003 for which Ms. Kilgore serves as trustee.

(7) Consists of (i) 399,265 shares held of record by Mr. Leone and (ii) shares held by certain entities affiliated with Sequoia Capital. See footnote (11) below.

(8) Consists of (i) 150,000 shares held of record by the Meresman Family Trust U/D/T dated 9/13/89 for which Mr. Meresman serves as a trustee and (ii) 150,000 shares held of record by the Cassie H. Meresman Heritage Trust dated October 13, 2003 for which Mr. Meresman serves as a trustee.

(9) Consists of (i) 500,000 shares held of record by Mr. Walske and (ii) 350,000 shares subject to options exercisable within 60 days of March 31, 2020.

(10) Consists of (i) 21,556,089 shares of common stock beneficially owned by our executive officers and directors, (ii) 9,663,830 shares of common stock subject to options exercisable within 60 days of March 31, 2020 and (iii) 251,216 shares issuable upon vesting of RSUs within 60 days of March 31, 2020.

(11) Consists of: (i) 25,226,945 shares held of record by SC US GF V Holdings, Ltd., or SC US GFV Holdco; (ii) 9,713,752 shares held of record by Sequoia Capital U.S. Growth Fund VI, L.P., or SC US GF VI; (iii) 486,555 shares held of record by Sequoia Capital U.S. Growth VI Principals Fund, L.P., or SC US GF VI PF; (iv) 8,726,574 shares held of record by Sequoia Capital Global Growth Fund, LP, or SC GGF; (v) 253,230 shares held of record by Sequoia Capital Global Growth Principals Fund, LP, or SC GGF PF; and (vi) 1,425 shares held of record by Denarvor, L.L.C. SC US (TTGP), Ltd. is (i) the general partner of SCGF V Management, L.P., which is the general partner of Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P., or collectively, the SC US GF V Funds, which together own 100% of the outstanding shares of SC US GFV Holdco, (ii) the general partner of SC U.S. Growth VI Management, L.P., which is the general partner of each of SC US GF VI and SC US GF VI PF, or collectively, the SC US GF VI Funds, and (iii) the general partner of SCGGF Management, L.P., which is the general partner of each of SC GGF and SC GGF PF, or collectively, the SC GGF Funds. As a result, SC US (TTGP), Ltd. shares voting and dispositive power with respect to the shares held by the SC US GFV Holdco, SC US GF VI Funds and the SC GGF Funds. SC US SSF 2013 (TTGP), L.L.C. is the general partner of SC U.S. Scout Seed Fund 2013 Management, L.P., which is the general partner of Sequoia Capital U.S. Scout Seed Fund 2013, L.P., which wholly owns Sequoia Capital U.S. Scout Fund IV, L.L.C., which in turn wholly owns Denarvor, L.L.C. Voting and disposition decisions at SC US (TTGP), Ltd. with respect to the shares held by SC US GFV Holdco and the SC US GF VI Funds are made by an investment committee, the members of which include Mr. Leone, a member of our board of directors. Voting and disposition decisions at SC US (TTGP), Ltd. with respect to the shares held by the SC GGF Funds are made by an investment committee consisting of Mr. Leone and James J. Goetz. Voting and disposition decisions of SC US SSF 2013 (TTGP), L.L.C. with respect to the shares held by Denarvor, L.L.C. are made by an investment committee, the members of which include Mr. Leone. The address for these entities is c/o Sequoia Capital, 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since the beginning of our last fiscal year, there were no transactions or series of similar transactions to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.

Policies and Procedures for Related Party Transactions
We have adopted a formal written policy providing that our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year and any of their immediate family members. Our audit committee charter provides that our audit committee shall review and approve or disapprove any related party transactions.

OTHER MATTERS

Fiscal Year 2020 Annual Report and SEC Filings
Our financial statements for our fiscal year ended January 31, 2020 are included in our Annual Report on Form 10-K filed with the SEC on March 19, 2020. This Proxy Statement and our Annual Report are posted on our investor relations webpage at https://investor.medallia.com in the “Financials” section under “SEC Filings” and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our Annual Report without charge by sending a written request to Medallia, Inc., Attention: Investor Relations, 575 Market Street, Suite 1850, San Francisco, California 94105.

Company Website

We maintain a website at www.medallia.com. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

PROPOSALS OF STOCKHOLDERS FOR 2021 ANNUAL MEETING

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals so that they are received at our principal executive offices no later than March 3, 2021. Pursuant to the rules promulgated by the SEC, simply submitting a proposal does not guarantee that it will be included.
In order to be properly brought before the 2021 annual meeting of stockholders, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to our Secretary at our principal executive offices not less than 45 nor more than 75 days before the first anniversary of the date on which we first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws must be received no earlier than February 1, 2021, and no later than March 3, 2021, unless our annual meeting date occurs more than 30 days before or 60 days after May 29, 2021. In that case, we must receive proposals not earlier than the close of business on the 120th day prior to the date of the 2021 annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the meeting.
To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our bylaws and SEC requirements. We will not consider any proposal or nomination that is not timely or otherwise does not meet the bylaws and SEC requirements for submitting a proposal or nomination.
Notices of intention to present proposals at the 2021 annual meeting of stockholders must be addressed to: Secretary, Medallia, Inc., 575 Market Street, Suite 1850, San Francisco, California 94105. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
* * *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named on the enclosed proxy card will have discretion to vote the shares of common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone, by using the Internet or by mail at your earliest convenience, as instructed on the Notice of Internet Availability of Proxy Materials.

THE BOARD OF DIRECTORS
San Francisco, California
April 16, 2020

MEDALLIA, INC.
ATTENTION: SECRETARY
575 MARKET STREET, 23RD FLOOR
SAN FRANCISCO, CA 94105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on 05/28/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DURING THE MEETING - Go to www.virtualshareholdermeeting.com/MDLA2020
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on 05/28/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of three Class I Directors

Nominees	**For**	**Against**	**Abstain**
1a Borge Hald	☐	☐	☐
1b Douglas Leone	☐	☐	☐
1c Leslie Stretch	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2021.	☐	☐	☐

NOTE: Such other business that may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000459813_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

MEDALLIA, INC.
Annual Meeting of Stockholders
May 29, 2020 10:30 AM Pacific Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Leslie Stretch and Roxanne Oulman, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Medallia, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Pacific Time on Friday May 29, 2020, via live audio webcast at www.virtualshareholdermeeting.com/MDLA2020.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000459813_2 R1.0.1.18